USA Compression Partners Announces Appointment of New Chief Financial Officer
AUSTIN, Texas, October 29, 2024 – USA Compression Partners, LP (NYSE: USAC) (“USA Compression”) today announced that Christopher M. Paulsen will join the company on November 18, 2024 as its new Chief Financial Officer. Chris comes to USA Compression with over 20 years in the energy industry, most recently serving as the Senior Vice President of Business Development and Strategy at Pioneer Natural Resources. Chris received his BBA from Baylor University and his MBA from the McCombs School of Business at the University of Texas. Chris is a board member of Ralph Lowe Energy Institute at Texas Christian University. He also serves as a board member of the Maguire Energy Institute at Southern Methodist University, focusing his efforts with the student-directed Spindletop Energy Investment Fund.
“I am thrilled to welcome Chris to the USA Compression team and look forward to his contributions,” said Clint Green, USA Compression’s President and Chief Executive Officer. “Chris brings a valuable combination of experiences to his role, encompassing financial acumen, strategy, business development and industry knowledge. I look forward to working with Chris and continuing to drive value for our stakeholders.”
ABOUT USA COMPRESSION PARTNERS, LP
USA Compression Partners, LP is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USA Compression partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USA Compression focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. More information is available at usacompression.com.
Contact:
USA Compression Partners, LP
Investor Relations
ir@usacompression.com